EXHIBIT 23.2

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in the Registration Statement No, 333-141943 on Form S-8 of Network CN Inc, relating to our audit of the consolidated financial statements of NCN Group Limited and subsidiaries included in the Annual Report on Form 10-KSB of Network CN Inc. for the year ended December 31, 2006 and 2007.

/s/Jimmy C.H. Cheung & Co.
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: February 29, 2008

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com